Exhibit 99.1



     FORT LAUDERDALE, Fla., March 28 -- BankAtlantic Bancorp, Inc. (NYSE: BBX), parent company of BankAtlantic, Levitt Corporation and Ryan Beck & Co., announced today that it sold an aggregate of $65 million of trust preferred securities in separate transactions on March 26 and March 27, 2003. BankAtlantic Bancorp also announced today that it has called for redemption of all of its outstanding 5.625% Convertible Subordinated Debentures due 2007 (Nasdaq: BANCH).

     The trust preferred securities pay interest quarterly at fixed rates ranging from 6.40% to 6.65% per annum until 2008, and thereafter at a floating rate equal to 3-month LIBOR plus 315-325 basis points. The securities are redeemable in five years and are due in 2033. The net proceeds of approximately $63 million will be used primarily to redeem the 5.625% Convertible Debentures and repay other outstanding debt. These sales, each part of a larger pooled trust preferred securities offering, were not registered under the Securities Act of 1933 and, accordingly, the trust preferred securities may not be sold in the United States absent registration or an applicable exemption from registration requirements.


     The Convertible Debentures will be redeemed effective April 28, 2003 at a redemption price of 102% of the principal amount plus accrued and unpaid interest through the redemption date, and are convertible into the Class A Common Stock of BankAtlantic Bancorp at $11.25 per share. BBX shares closed at $9.45 in trading on the NYSE yesterday. Approximately $46 million of the Debentures are currently outstanding. Holders of the Convertible Debentures will receive notice of the redemption from U.S. Bank National Association, as trustee. Any questions should be directed to the trustee at:

o        U.S. Bank Trust Center

o        180 East Fifth Street

o        St. Paul, MN 55101

o        Attention Corporate Trust Administration

o        (651) 249-0721

About BankAtlantic Bancorp

BankAtlantic Bancorp (NYSE: BBX - News) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Corporation, and Ryan Beck &.Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. BankAtlantic Bancorp is one of the largest financial institutions headquartered in the State of Florida.

BankAtlantic, "Florida's Most Convenient Bank" is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 73 branch locations, operates more than 190 conveniently located ATMs and offers extended hours. Visit BankAtlantic's website for further information at www.BankAtlantic.com.
Seven-Day Branch Banking-Monday through Sunday
Extended branch lobby hours are 8:30AM-5:00PM, Monday through Wednesday, and 8:30AM-8:00PM, Thursday and Friday. Extended drive-thru hours are 7:30AM-8:00PM, Monday through Friday. Saturday branch lobby hours are 8:30AM-3:00PM, and drive-thru hours are 7:30AM-6:00PM. Sunday branch lobby hours are 11:00AM-4:00PM, and drive-thru hours are 11:00AM-4:00PM.

     Levitt Corporation is the parent company of Levitt and Sons and Core Communities. Levitt and Sons, America's oldest homebuilder and first to build planned suburban communities, currently develops single and multi-family homes for active adults and families throughout Florida. Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West -- a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. New master-planned developments include Tradition, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and a world-class corporate park.

     Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries.

Ryan Beck & Co. has in excess of 575 financial consultants located in 36 offices nationwide. For further information, please visit our websites:

     www.BankAtlantic.com
     www.LevittandSons.com
     www.CoreCommunities.com
     www.LevittCommercial.com
     www.Cumber.com
     www.GMSgroup.com

o To receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com. BankAtlantic Bancorp Contact Info:
Investor Relations: Leo Hinkley, Phone: (954) 760-5317, Fax: (954) 760-5415 or InvestorRelations@BankAtlantic.com
---------------------------------
Mailing Address: 1750 East Sunrise Boulevard, Fort Lauderdale, FL 33304 Corporate Communications: Sharon Lyn, Phone: (954) 760-5402 or
Public Relations for BankAtlantic: Boardroom Communications,
 Caren Berg, Phone: (954) 370-8999 or
caren@boardroompr.com